ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Stock Option Agreement
Amended and Restated 2013 Stock Incentive Plan

This Stock Option Agreement (this "Agreement") is made between Endurance International Group Holdings, Inc., a Delaware corporation (the "Company"), and the Participant.

NOTICE OF GRANT
Participant Information

Participant:	Jeffrey H. Fox
Participant Address:	The Participant's address as set forth on the personnel records of the Company

II.	Grant Information

Grant Date:	August 22, 2017
Number of Shares:	612,419
Exercise Price Per Share:	$7.75
Vesting Commencement Date:	August 22, 2017
Type of Option:	Incentive Stock Option

III.	Vesting Table

Vesting Date	Shares that Vest
First anniversary of Vesting Commencement Date	33.333%
Monthly for two years following first anniversary of Vesting Commencement Date	2.7778%

IV.	Expiration Date

5:00 pm Eastern time on Date:	August 22, 2017

This Agreement includes this Notice of Grant and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A - General Terms and Conditions
Exhibit B - Amended and Restated 2013 Stock Incentive Plan

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.	PARTICIPANT

/s/ David C. Bryson	/s/ Jeffrey H. Fox
Name: David C. Bryson	Name: Jeffrey H. Fox
Title: Chief Legal Officer

Stock Option Agreement
Amended and Restated 2013 Stock Incentive Plan

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.    Grant of Option. This Agreement evidences the grant by the Company, on the grant date (the "Grant Date") set forth in the Notice of Grant that forms part of this Agreement (the "Notice of Grant"), to the Participant of an option to purchase, in whole or in part, on the terms provided herein and in the Company's Amended and Restated 2013 Stock Incentive Plan (the "Plan"), the number of shares set forth in the Notice of Grant (the "Shares") of common stock, $0.0001 par value per share, of the Company ("Common Stock") at the exercise price per Share set forth in the Notice of Grant (the "Exercise Price"). Unless earlier terminated, this option shall expire at the time set forth in the Notice of Grant (the "Final Exercise Date").

It is intended that the option evidenced by this Agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") solely to the extent set forth in the Notice of Grant. To the extent not designated as an incentive stock option, or to the extent that the option does not qualify as an incentive stock option, the option shall be a nonstatutory stock option. Except as otherwise indicated by the context, the term "Participant", as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option will become exercisable ("vest") in accordance with the Vesting Table set forth in the Notice of Grant.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

Notwithstanding the foregoing, if, within the period beginning on the date that is nine months prior to the date on which a Change in Control is consummated (provided that negotiations relating to the Change in Control are ongoing at the time the Participant ceases to be an Eligible Participant (as defined below)) and ending on the second anniversary of the date on which the Change in Control is consummated, the Participant ceases to be an Eligible Participant as a result of a termination of service by the Company without Cause or by the Participant for Good Reason, then the remaining unvested portion of the option shall vest and become fully exercisable as of the later of (i) the consummation of the Change in Control and (ii) the date of termination. For purposes of the preceding sentence, it is understood that if the date of termination occurs before the consummation of the Change in Control, this option shall remain outstanding but shall not continue to vest in accordance with the Vesting Table set forth in the Notice of Grant until such time as the Change in Control occurs and any unvested portion of this option shall expire upon the date that is nine months after employment ends if the Change in Control has not then occurred. Each of the terms "Change in Control", "Cause" and "Good Reason" shall have the meaning set forth in the Participant's employment agreement with the Company dated August 11, 2017. In addition, in the event the acquiring or succeeding corporation in a Change in Control does not agree to assume this option as of immediately prior to the Change in Control, or substitute a substantially equivalent option for this option, then the remaining unvested portion of this option shall vest and become fully exercisable immediately prior to the consummation of the Change in Control.

3.	Exercise of Option.
(a)    Form of Exercise. Each election to exercise this option shall be accompanied by a notice of exercise in the form designated by the Company or its designee, or by such other notification, including electronic notification, as may be permitted by the Company or its designee and in all cases accompanied by payment in full in the manner provided in the Plan. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)    Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he exercises this option, is, and has been at all times since the Grant Date, an employee of the Company or any other entity (a "Participating Entity") the service providers of which are eligible to receive an award under the Plan (an "Eligible Participant"). If the Participant provides services to a Participating Entity, any references in this Agreement to service with the Company shall instead be deemed to refer to service with such Participating Entity.

(c)    Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d), (e) and (f) below or expressly set forth in another agreement between the Participant and the Company, the right to exercise this option shall terminate ninety (90) days after such cessation, provided that (i) with respect to any portion of this option that vests upon a Change in Control as a result of the Participant's ceasing to be an Eligible Participant during the nine-month period that precedes a Change in Control in accordance with Section 2 hereof, the right to exercise such portion of this option shall terminate ninety (90) days after the date of such Change in Control, (ii) in no event shall this option be exercisable after the Final Exercise Date, and (iii) this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation or Change in Control, as applicable. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d)    Exercise Period Upon Disability. If the Participant ceases to be an Eligible Participant by reason of becoming disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date and the Company has not terminated such relationship for Cause, then, subject to the last sentence of Section 3(c) hereof and except as expressly set forth in another agreement between the Participant and the Company, this option shall be exercisable, within the period of three years following such cessation (but in no event after the Final Exercise Date), by the Participant, provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of such cessation.
(e)    Exercise Period Upon Death. If the Participant ceases to be an Eligible Participant by reason of his death prior to the Final Exercise Date and the Company has not terminated such relationship for Cause, or the Participant dies within the ninety (90)-day period following cessation of service with the Company other than for Cause, then, except as expressly set forth in another agreement between the Participant and the Company, this option shall be exercisable, within the period of three years following the date of death of the Participant (but in no event after the Final Exercise Date), by the Participant's authorized transferee, provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his death.

(f)    Termination for Cause. If, prior to the Final Exercise Date, the Participant's service is terminated by the Company for Cause, then, except as expressly set forth in another agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon the effective date of such termination of service.

4.	Tax Matters.

(a)    Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.
(b)    Disqualifying Disposition. If this option is designated as an incentive stock option on the Notice of Grant and otherwise satisfies the requirements to be treated as an incentive stock option under the Code and the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

5.    Transfer Restrictions. This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

6.	Miscellaneous.

(a)    No Rights to Service. The Participant acknowledges and agrees that the grant of the this option and its vesting pursuant to Section 2 do not constitute an express or implied promise of continued service with the Company for the vesting period of the option, or for any period.
(b)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate employment or severance agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.

(c)    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to any applicable conflict of law principles.

EXHIBIT B

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN